As filed with the Securities and Exchange Commission on August 20, 2026

Registration No. 333-278953

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8

(No. 333-278953)

UNDER

THE SECURITIES ACT OF 1933

MAREX GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Crawford House

50 Cedar Avenue

Hamilton, HM 11

Bermuda

+1 441-295-6500

(Address of principal executive office, including zip code)

MAREX GROUP LIMITED 2007 EMPLOYEE SHARE PURCHASE PLAN

MAREX GROUP PLC RETENTION LONG TERM INCENTIVE PLAN

MAREX GROUP PLC 2021 DEFERRED BONUS PLAN

MAREX GROUP PLC 2022 DEFERRED BONUS PLAN

MAREX GROUP PLC LONG TERM INCENTIVE PLAN

MAREX GROUP PLC GLOBAL OMNIBUS PLAN

MAREX GROUP PLC EMPLOYEE SHARE PURCHASE PLAN

MAREX GROUP LIMITED GLOBAL OMNIBUS PLAN

MAREX GROUP LIMITED EMPLOYEE SHARE PURCHASE PLAN

MAREX GROUP LIMITED LONG TERM INCENTIVE PLAN

(Full title of the plan)

Marex Capital Markets Inc.

140 East 45th Street, 10th Floor

New York, New York 10017

(212) 618-2800

(Address of Agent for Service)

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Marc D. Jaffe

Ian D. Schuman

Jennifer M. Gascoyne

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒ Non-accelerated filer ☐	Smaller reporting company	☐

Accelerated filer	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Marex Group Limited (the “Company”), a Bermuda exempted company (the “Successor Registrant”), files this Post-Effective Amendment to Registration Statement No. 333-278953 on Form S-8 (the “Registration Statement”) of Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Predecessor Registrant”). The Registration Statement was filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2024, pertaining to the registration of securities issuable under the Marex Group Limited 2007 Employee Share Purchase Plan, the Marex Group plc 2021 Deferred Bonus Plan, the Marex Group plc 2022 Deferred Bonus Plan, the Marex Group plc Long Term Incentive Plan, the Marex Group plc Global Omnibus Plan, the Marex Group plc Employee Share Purchase Plan and the Marex Group plc Retention Long Term Incentive Plan (collectively, the “Predecessor Plans”). This Post-Effective Amendment is filed by the Successor Registrant in connection with the Predecessor Registrant’s redomiciliation of its group parent company to Bermuda from England and Wales.

The Successor Registrant’s succession as the group parent company occurred following a scheme of arrangement under Part 26 of the Companies Act 2006 of the United Kingdom becoming effective on July 1, 2026 (the “Scheme”) and the completion of an agreement and plan of reorganization between the Successor Registrant and the Predecessor Registrant on July 6, 2026 (collectively, the “Reorganization”). Under the Scheme, all of the issued ordinary shares of the Predecessor Registrant were cancelled by way of a reduction of capital. The reserve credit arising in the books of account of the Predecessor Registrant as a result of such cancellation was capitalized and applied to pay up, in full at par, such number of shares equal to the number of the Predecessor Registrant’s shares which were cancelled (the “Reissued Shares”), which were subsequently allotted and issued to the Successor Registrant pursuant to the Scheme. As a result, the Successor Registrant became the new holding company of the Predecessor Registrant and the ultimate holding company of the Successor Registrant and its subsidiaries (the “Group”), thereby completing such redomiciliation.

Subsequently, the Predecessor Registrant changed its name from Marex Group plc to Marex UK Holdings Limited and converted from a public limited company into a private limited company incorporated in England and Wales, effective July 2, 2026.

The Successor Registrant allotted and issued ordinary shares, par value US$0.001551 per share, credited as fully paid, to each holder of the Predecessor Registrant’s ordinary shares at the scheme record time (6:00 p.m. Eastern Time on June 30, 2026) on a one-for-one basis in consideration of such cancellation of the Predecessor Registrant’s ordinary shares and the allotment and issuance of the Reissued Shares to the Successor Registrant. Accordingly, upon consummation of the Reorganization, the shareholders of the Predecessor Registrant became shareholders of the Successor Registrant. Further, in connection with the Reorganization, the Successor Registrant adopted and assumed the following equity incentive plans (collectively, the “Successor Plans”): (i) the Marex Group Limited Global Omnibus Plan; (ii) the Marex Group Limited Employee Share Purchase Plan; and (iii) the Marex Group Limited Long Term Incentive Plan. Effective as of the completion of the Reorganization, no further awards will be granted under the Predecessor Plans in respect of ordinary shares of the Predecessor Registrant. Any future share awards will be granted by the Successor Registrant under the Successor Plans over ordinary shares of the Successor Registrant. This Registration Statement covers the issuance of such shares under the Successor Plans once they are no longer issuable pursuant to the Predecessor Plans.

Following the Reorganization, the Successor Registrant is the successor issuer to the Predecessor Registrant pursuant to Rule 414 (“Rule 414”) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the ordinary shares of the Successor Registrant are deemed to be registered under Section 12(b) of the Exchange Act and trade on The Nasdaq Stock Market under the symbol “MRX.”

In accordance with paragraph (d) of Rule 414, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Post-Effective Amendment, for all purposes of the Securities Act and the Exchange Act, and all securities registered under the Registration Statement will be securities of the Successor Registrant rather than the Predecessor Registrant. This Post-Effective Amendment shall become effective immediately upon filing with the SEC pursuant to Rule 462 under the Securities Act. The Predecessor Registrant paid all registration fees at the time of filing of the Registration Statement.

No additional securities are being registered hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Predecessor Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 25, 2026;

(b)	The Successor Registrant’s Report on Form 6-K filed with the SEC on July 1, 2026; and

(c)

The description of the ordinary shares of Marex Group Limited contained in Part 6, Section 9 (“Description of New Marex Shares”) of the Scheme Circular and Related Notices of Court Meeting and General Meeting, dated April  10, 2026 (the “Circular”), attached as Exhibit 99.3 to the Form 6-K filed by Marex Group plc on April 10, 2026, including any amendment or report filed for the purpose of updating such description.

All documents the Successor Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is only a general summary of certain aspects of Bermuda law and the Successor Registrant’s bye-laws (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) and the Bye-Laws.

The Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Provisions in the Bye-Laws provide that the Successor Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that the Successor Registrant’s shareholders waive any claim or right of action that they have, both individually and on the Successor Registrant’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Successor Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

The Successor Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to the Successor Registrant with respect to indemnification payments that it may make to such directors and officers.

The Successor Registrant intends to enter into indemnification agreements with its directors. These agreements will require the Successor Registrant to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to the Successor Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Any underwriting agreement, distribution agreement or agency agreement that the Company will enter into in connection with offerings of securities being registered hereby will provide that the underwriters, dealer or agents will agree to indemnify, under certain conditions, us and persons who control our company within the meaning of the Securities Act, against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters, dealers or agents furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our executive officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description

3.1	Memorandum of Association of Marex Group Limited, as amended (incorporated by reference to Exhibit 99.6 to the Registrant’s Report on Form 6-K/A, filed with the SEC on July 8, 2026).

3.2	Amended and Restated Bye-Laws of Marex Group Limited, adopted on July 1, 2026 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

5.1*	Opinion of ASW Law Limited, counsel to the Company, as to the validity of the ordinary shares (including consent).

23.1*	Consent of Deloitte LLP, an independent registered public accounting firm.

23.2*	Consent of ASW Law Limited (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1#	Marex Group Limited 2007 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.10 to Marex Group plc’s Registration Statement on Form F-1/A (File No. 333-278231)).

99.2#	Marex Group plc 2021 Deferred Bonus Plan (incorporated by reference to Exhibit 10.5 to Marex Group plc’s Registration Statement on Form F-1/A (File No. 333-278231)).

99.3#	Marex Group plc 2022 Deferred Bonus Plan (incorporated by reference to Exhibit 10.6 to Marex Group plc’s Registration Statement on Form F-1/A (File No. 333-278231)).

99.4#	Marex Group plc Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Marex Group plc’s Registration Statement on Form F-1/A (File No. 333-278231)).

99.5#	Marex Group plc Global Omnibus Plan (incorporated by reference to Exhibit 10.9 to Marex Group plc’s Registration Statement on Form F-1/A (File No. 333-278231)).

99.6#	Marex Group plc Employee Share Purchase Plan (incorporated by reference to Exhibit 99.6 to Marex Group plc’s Registration Statement on Form S-8 (File No. 333-278953)).

99.7#	Marex Group plc Retention Long Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Marex Group plc’s Registration Statement on Form F-1/A (File No. 333-278231)).

99.8#	Marex Group Limited Global Omnibus Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

99.9#	Marex Group Limited Employee Share Purchase Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

99.10#	Marex Group Limited Long Term Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

107**	Filing Fee Table

*	filed herewith
**	previously filed
#	indicates a management contract or compensatory plan or arrangement

Item 9. UNDERTAKINGS

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom, on August 20, 2026.

Marex Group Limited

By:	/s/ Ian Lowitt
Name:	Ian Lowitt
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s principal executive officer and principal financial officer (currently Ian Lowitt and Robert Irvin, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 20, 2026.

Signature	Title

/s/ Ian Lowitt Ian Lowitt	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert Irvin Robert Irvin	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Robert Pickering Robert Pickering	Chair of the Board of Directors

/s/ Konstantin Graf von Schweinitz Konstantin Graf von Schweinitz	Director

/s/ Sarah Ing Sarah Ing	Director

/s/ Linda Myers Linda Myers	Director

/s/ John W. Pietrowicz John W. Pietrowicz	Director

/s/ Georges Assi Georges Assi	Director

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Marex Group Limited has signed this Post-Effective Amendment No. 1 to the Registration Statement on August 20, 2026.

Marex Capital Markets, Inc.

By:	/s/ Vicki Andreadis
Name:	Vicki Andreadis
Title:	General Counsel - Americas